Exhibit 16.1

Fortune CAP Inc. 333 City Blvd W 3rd Floor Orange, CA 92868 (714) 820-3316 info@fortunecpa.net

July 2, 2024

Re: FDCTech, Inc.

Ladies and Gentlemen:

We have read the statements under item 4.01 in Form 8-K dated July 2, 2024, of FDCTech, Inc. (the “Company”) to be filed with the Securities and Exchange Commission, and we agree with such statements therein as related to our firm. We have no basis to agree or disagree with other statements made by the Company in the Form 8-K.

Sincerely,

/s/ Fortune CPA Inc.

Fortune CPA Inc.

Certified Public Accountants

Orange, California